Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance Assistant Secretary

TELEPHONE: 310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 9, 2012 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended March 31, 2012.

Arden Group, Inc. is the parent company of Gelson’s Markets which currently operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FIRST QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended (a)
		March 31, 2012	April 2, 2011

Sales	(b)	$107,227,000	$104,194,000
Operating income	(c)	4,897,000	7,362,000
Interest, dividend and other income (expense), net	(d)	23,000	2,204,000
Income before income taxes		4,920,000	9,566,000
Income tax provision		2,004,000	3,897,000
Net income		$2,916,000	$5,669,000
Basic and diluted net income per common share	(e)	$0.95	$1.79
Basic and diluted weighted average common shares outstanding	(e)	3,071,000	3,161,098

(a)
In 2011, the Company operated 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson’s Markets (Gelson’s).  On February 25, 2012, Gelson’s closed its store located in Northridge, California.   Gelson’s reached an agreement with the landlord and a third party to assign the Northridge store lease to the third party.  Gelson’s was released by the landlord from all obligations under the lease on May 1, 2012.  In return, Gelson’s paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012 and transferred various items of equipment to the assignee.

(b)
Same store sales from the Company’s 17 supermarkets (excluding the Northridge location), were $104,527,000 during the first quarter of 2012 compared to $100,822,000 in the first quarter of 2011.  The 3.7% increase in sales is the result of inflation as well as an increase in the number of transactions in the first quarter of 2012 compared to the same period of the prior year.

(c)
Operating income in the first quarter of 2012 compared to the first quarter of 2011 was negatively impacted by the loss incurred from the closing of the Northridge location which was accrued and is reflected in the operating results for the first quarter of 2012.  The accrued loss of $1,841,000 reflects the lease assignment fee discussed above and other closing costs offset by the reversal of a deferred rent liability previously recorded for the Northridge location.  In addition, operating income reflects an increase in the United Food & Commercial Workers International Union (UFCW) health and welfare contribution rate at the beginning of February 2011, September 2011 and March 2012 and a pension increase in January 2012.  The majority of the Company’s employees belong to the UFCW.   These costs were partially offset by a decrease in stock appreciation rights (SARs) compensation expense in the first quarter of 2012 compared to the same period of the prior year.  During the first quarter of 2012, the Company reversed SARs compensation expense of $264,000.  Conversely, in the first quarter of 2011, the Company recognized SARs compensation expense of $10,000.

(d)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

(e)
In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction which had the effect of reducing weighted average common shares outstanding and increasing basic and diluted net income per common share for the first quarter of 2012 compared to the first quarter of 2011.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950